Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-281198) of Nocopi Technologies, Inc. (the “Company”) of the report dated March 31, 2026 relating to the financial statements as of and for the year ended December 31, 2025 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2026.

/s/ Stephano Slack LLC

Wayne, Pennsylvania

March 31, 2026